                                                                     EXHIBIT 2.1


                                                                [EXECUTION COPY]






                          AGREEMENT AND PLAN OF MERGER


                         DATED AS OF DECEMBER 18 , 1998


                                      AMONG


                             VIRTUALFUND.COM, INC.,


                           VIRTUAL ACQUISITION CORP I,


                          K&R TECHNICAL SERVICES, INC.


                                       AND


                THE SHAREHOLDERS OF K&R TECHNICAL SERVICES, INC.
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                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER dated as of December 18, 1998, is by and among VirtualFund.com, Inc., a Minnesota corporation ("Parent"), Virtual Acquisition Corp. I, a Minnesota corporation ("Acquisition Sub"), K&R Technical Services, Inc., an Iowa corporation ("Company"), Stephen Fisher, Mark Kittrell, Mark Stewart (which individuals are hereinafter referred to individually as a "Principal" and collectively as the "Principals") and Ranelle Bailiff, (Stephen Fisher, Mark Kittrell and Mark Stewart and Ranelle Bailiff are hereinafter referred to individually as "Shareholder" and collectively as the "Shareholders").

     A. The parties hereto wish to provide for the terms and conditions upon which Company will be merged with and into Acquisition Sub.

     B. The parties hereto wish to make certain representations, warranties, covenants and agreements in connection with such merger and also to prescribe various conditions to such merger.

     Accordingly, and in consideration of the representations, warranties, covenants, agreements and conditions herein contained, the parties hereto agree as follows:

                                    SECTION 1

1.   Merger.

     (a) Merger; Surviving Corporation. Upon satisfaction of all conditions to the obligations of the parties contained herein (other than such conditions as shall have been waived in accordance with the terms hereof), at the Effective Time (as defined below), and pursuant to the provisions of the Iowa Business Corporation Act, as amended (the "IBCA"), and the Minnesota Business Corporation Act, as amended (the "MBCA") (the IBCA and the MBCA are hereinafter referred to collectively as the "Corporation Codes"), Company shall be merged with and into Acquisition Sub (the "Merger") upon the terms and conditions set forth herein and in the Plan of Merger set forth as Exhibit 1(a) hereto (the "Plan of Merger") and Acquisition Sub shall be the surviving corporation ("Surviving Corporation").

     (b) Articles of Incorporation. The articles of incorporation of Acquisition Sub, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of Surviving Corporation until duly amended or repealed as provided therein or as otherwise provided by law.

     (c) Bylaws. The bylaws of Acquisition Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of Surviving Corporation until duly amended or repealed as provided therein or as otherwise provided by law.

     (d) Directors and Officers. The directors and officers of Acquisition Sub immediately prior to the Effective Time shall be the directors and officers of Surviving Corporation from and after the Effective Time (and the directors of the Acquisition Sub immediately prior to the Effective Time (and of the Surviving Corporation after the Effective Time) shall include one (1) director designated by the Shareholders at least two (2) days prior to the Effective Time to serve for a minimum term of three (3) years), and such directors and officers shall hold office from and after the Effective Time until the earlier of the election or appointment and qualification of their respective successors, their respective resignations or their respective removal in manner provided in the articles of incorporation and bylaws of Surviving Corporation or as otherwise provided by law.

     (e) Closing. Unless this Agreement shall have been terminated and the transactions contemplated herein shall have been abandoned pursuant to
     Section 8 hereof, a closing (the "Closing" will be held on December 18, 1998 at the offices of Oppenheimer Wolff & Donnelly LLP, 45 South Seventh Street, Suite 3400, Minneapolis, MN or such other place as the parties may agree, at 9:00 a.m., local time or such other time as the parties may agree, at which time and place the documents and instruments necessary or appropriate to effect the transactions contemplated herein will be exchanged by the parties, provided, however, that if any of the conditions provided for in Sections 6 and 7 hereof shall not have been satisfied or waived by such date, then the party to this Agreement which is unable to satisfy such condition or conditions, despite the best efforts of such party, shall be entitled to postpone the Closing by notice to the other parties until such condition or conditions shall have been satisfied (which such notifying party will seek to cause to happen at the earliest practicable date) or waived. The date on which the Closing actually takes place is referred to herein as the "Closing Date". In no event shall the Closing occur later than January 15, 1999 or such later date as Parent, Company and the Shareholders may mutually agree upon (the "Termination Date").

     (f) Effective Time. Immediately prior to the Closing, the parties hereto shall effect the Merger by filing with the Secretary of State of the State of Iowa and with the Secretary of State of the State of Minnesota the required number of originals of articles of merger (substantially in the respective forms set forth in Annex I to the Plan of Merger) in accordance with the applicable provisions of the respective Corporation Codes (the "Articles of Merger"). The Merger shall become effective at the time of filing of the Articles of Merger. The time when the Merger shall become effective is referred to herein as the "Effective Time."

     (g) Merger Consideration. Upon satisfaction of all conditions to the obligations of the parties contained herein (other than such conditions as shall have been waived in accordance with the terms hereof), at the Effective Time, each share of Company's common stock, no par value per share (the "Company Common Stock"), issued and outstanding immediately prior to the Effective Time (all such issued and outstanding shares of Company Common Stock, not including treasury shares, if any, are referred to herein collectively as the "Shares"), shall by virtue of the Merger and without any action on the part of the holder thereof, be converted and changed into the right to receive (subject to and upon the terms and conditions set forth in this Agreement): (i) a Promissory Note of Parent in the form of Exhibit 1(g)(i) hereto (the "January 1999 Note") in the original principal amount of $9.7752 per Share minus the per share allocation of cash equal to the amount of the indebtedness of Company payable to Parent as of December 17, 1998, which is the sum of seventy one thousand seven hundred seventy three and 01/100 ($71,773.01) inclusive of accrued interest as of December 17, 1998, which would result in a net payment of $9.3074 per share (the "January 1999 Note Payment"); (ii) a Promissory Note of Parent in the form of Exhibit 1(g)(ii) hereto (the "Six-Month Note") in the original principal amount of $14.663 per Share (the "Six-Month Note Payment"); and (iii) 9.7752 shares of the Series A Preferred Stock, par value $.01 per share, of Parent per share of Company, each such preferred share having the rights and preferences, and limitations thereof, set forth in Exhibit 1(g)(iii) hereto (the "Preferred Stock"). The amount of the January 1999 and Six-Month Note Payments will be rounded to the nearest one-hundredth of a dollar. The number of shares of Preferred Stock issued will be rounded to the next lower whole number and no fractional shares will be issued. The January 1999 and Six-Month Note Payments and the Preferred Stock are

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

     hereinafter referred to individually and collectively, as the context requires, as the "Merger Consideration."

     (h) Payment of Merger Consideration. The Merger Consideration will be calculated and payable as follows:

          (i) January 1999 Notes. At the Closing, Parent will deliver to the respective Shareholders the January 1999 Notes in the original principal amounts of the January 1999 Note Payments payable to each of the respective Shareholders in accordance with the terms of this Agreement.

          (ii) Six-Month Notes. At the Closing, Parent will deliver to the respective Shareholders the Six-Month Notes in the original principal amounts of the Six-Month Note Payments payable to each of the respective Shareholders in accordance with the terms of this Agreement.

          (iii) Preferred Stock. At the Closing, Parent will deliver to the respective Shareholders the shares of Preferred Stock payable to each of the respective Shareholders in accordance with the terms of this Agreement.

          (iv) Rights of Offset. Notwithstanding any other provision of this Agreement apparently to the contrary, Parent shall have the full right, power and authority to offset against any portion of the Merger Consideration payable hereunder any amount that may be due and owing to Parent under this Agreement, including without limitation any amount that may be due and owing to Parent pursuant to the indemnification provisions of Section 9 of this Agreement. Parent agrees to effect any such offset in a manner such that the Shareholders share ratably in any such reduction in the Merger Consideration.

     (i) Surrender of Certificates Representing; Shares of Company Common Stock. At the Closing, the Shareholders will surrender the certificates representing the Shares, duly endorsed by the registered holder, to the Parent in exchange for the Merger Consideration payable with respect to the shares of Company Common Stock represented by the certificates so surrendered, and the certificates so surrendered shall forthwith be canceled.

                                    SECTION 2

2.   Representations and Warranties of Company and the Shareholders.

     Company and the Shareholders hereby jointly and severally represent and warrant to Parent and Acquisition Sub as of the date hereof as follows:

     (a) Corporate Organization. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Iowa, has full corporate power and authority to carry on its business as it is now being conducted and to own, lease and operate its properties and assets, is duly qualified or licensed to do business as a foreign corporation in good standing in every other jurisdiction in which the character or location of the properties and assets owned, leased or operated by it or the conduct of its business requires such qualification or licensing, except in such jurisdictions in which the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a material adverse effect on its condition (financial or otherwise), working capital, assets, properties, liabilities, obligations,

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

     reserves, business, prospects, goodwill or going concern value. The Disclosure Schedule (as defined in Section 3) contains a list of all jurisdictions in which Company is qualified or licensed to do business and complete and correct copies of its articles of incorporation and bylaws as presently in effect.

     (b) Capitalization. The authorized capital stock of Company consists of five hundred thousand (500,000) shares of common stock, no par value per share (the "Company Common Stock"), of which one hundred fifty three thousand four hundred fifty (153,450) shares are issued and outstanding and owned beneficially and of record by the Shareholders in the following amounts: Stephen Fisher, fifty thousand (50,000) shares; Mark Kittrell, fifty thousand (50,000) 50,000 shares; Mark Stewart, fifty thousand (50,000) shares; and Ranelle Bailiff, three thousand four hundred fifty (3,450) shares. There are no shares of capital stock of Company held in treasury as of the date hereof. All issued and outstanding shares of capital stock of Company are duly authorized, validly issued, fully paid, nonassessable and are without, and were not issued in violation of, preemptive rights. Except as disclosed in the Disclosure Schedule: (i) there are no shares of capital stock or other equity securities of Company outstanding or any securities convertible into or exchangeable for such shares, securities or rights; (ii) there are no outstanding options, warrants, conversion privileges or other rights to purchase or acquire any capital stock or other equity securities of Company or any securities convertible into or exchangeable for such shares, securities or rights; and
     (iii) there are no contracts, commitments, understandings, arrangements or restrictions by which Company is bound to issue or acquire any additional shares of its capital stock or other equity securities or any options, warrants, conversion privileges or other rights to purchase or acquire any capital stock or other equity securities of Company or any securities convertible into or exchangeable for such shares, securities or rights.

     (c) Authorization. Company and each of the Shareholders have full power and authority to enter into this Agreement and to carry out the transactions contemplated herein. This Agreement has been duly and validly executed by Company and each of the Shareholders and is the valid and binding legal obligation of Company and each of the Shareholders, enforceable against each of them in accordance with its terms.

     (d) Non-Contravention. Except as disclosed in the Disclosure Schedule, neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated herein will:

          (i) Violate or be in conflict with any provision of the articles of incorporation or bylaws of Company; or

          (ii) Be in conflict with, or constitute a default, however defined (or an event which, with the giving of due notice or lapse of time, or both, would constitute such a default), under, or cause or permit the acceleration of the maturity of, or give rise to any right of termination, cancellation, imposition of fees or penalties under, any debt, note, bond, lease, mortgage, indenture, license, obligation, contract, commitment, franchise, permit, instrument or other agreement or obligation to which Company or any of the Shareholders is a party or by which any of them or any of their properties or assets is or may be bound (unless with respect to which defaults or other rights, requisite waivers or consents shall have been obtained at or prior to the Closing) or result in the creation or imposition of any mortgage, pledge, lien, security interest, encumbrance, restriction, adverse claim or charge of any kind, upon any property or assets of Company or upon the Shares under any debt, obligation, contract, agreement or commitment to which

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

          Company is a party or by which Company or any of its assets or properties is or may be bound; or

          (iii) Violate any statute, treaty, law, judgment, writ, injunction, decision, decree, order, regulation, ordinance or other similar authoritative matters (sometimes hereinafter separately referred to as a "Law" and sometimes collectively as "Laws") of any foreign, federal, state or local governmental or quasi-governmental, administrative, regulatory or judicial court, department, commission, agency, board, bureau, instrumentality or other authority (hereinafter sometimes separately referred to as an "Authority" and sometimes collectively as "Authorities").

     (e) Consents and Approvals. Except as disclosed in the Disclosure Schedule, with respect to Company and the Shareholders, no consent, approval, order or authorization of or from, or registration, notification, declaration or filing with (hereinafter sometimes separately referred to as a "Consent" and sometimes collectively as "Consents") any individual or entity, including without limitation any Authority, is required in connection with the execution, delivery or performance of this Agreement by Company and the Shareholders, or the consummation by Company and the Shareholders of the transactions contemplated herein.

     (f)  Investment Representations.

          (i) Each of the Shareholders, prior to execution of this Agreement, became familiar with the material business and financial affairs of Parent and its subsidiaries and was given access to such information regarding such business and financial affairs as each of the Shareholders has deemed necessary to enable each of the Shareholders to make an informed investment decision with respect to the shares of Preferred Stock to be issued in connection with this Agreement. In particular, each of the Shareholders received the following documents and information and had sufficient time to review and consider such documents and information: Parent's most recently issued annual report to Shareholders; Parent's proxy statement for the most recent annual meeting of its Shareholders; Parent's Form 10-K most recently filed with the Securities and Exchange Commission; Parent's Form 10-Qs filed with the Securities and Exchange Commission for fiscal quarters ended after the fiscal year covered by the aforesaid Form 10-K; a statement by Parent describing Parent's Preferred Stock; a statement by Parent that there were no material changes in the affairs of Parent and its subsidiaries that were not disclosed in the aforesaid documents and statement; a statement by Parent that there are no undisclosed agreements, arrangements or understandings which benefit or relate to one or more, but not all, of the Shareholders in connection with the transactions contemplated hereby, and, with respect to each Shareholder who is not an "accredited investor" as defined in Rule 501(a) of the rules and regulations of the Securities and Exchange Commission under the Securities Act of 1933 (the "Rules"), copies of all material written information which was furnished to any Shareholder who is an "accredited investor."

          (ii) Each of the Shareholders either (A) is an "accredited investor" (as defined in Rule 501(a) of the Rules) and each such Shareholder has presented to Parent evidence, including without limitation a copy of such Shareholder's federal income tax returns for the last two calendar years, of compliance with the requirements of Rule 501(a)(5) or Rule 501(a)(6) of the Rules, or (B) has retained a "purchaser representative" as defined in Rule 501(h) of the Rules, has furnished to Parent all documentation establishing that

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

          the terms of Rule 501(h) of the Rules have been satisfied by the Shareholder and such purchaser representative, and has furnished to Parent all documentation requested by Parent in writing to establish that the Shareholder, together with such purchaser representative, have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of the investment in the shares of Preferred Stock to be issued in connection with this Agreement.

          (iii) Each of the Shareholders is acquiring the shares of Preferred Stock to be acquired pursuant to this Agreement for such Shareholder's account (and such Shareholder will be the sole beneficial owner thereof) for the purpose of investment and not with a view to distribution thereof within the meaning of the Securities Act of 1933 and the Rules, nor with any present intention of distribution or selling such shares of Preferred Stock, and each Shareholder understands that such shares have not been registered under the Securities Act of 1933 and therefore cannot be resold unless they are registered under the Securities Act of 1933 or unless an exemption from registration is available.

          (iv) Each of the Shareholders has been afforded an opportunity to ask questions and receive answers concerning the terms and conditions of the transactions contemplated by this Agreement and to obtain any additional information as each of the Shareholders deemed necessary to verify the accuracy of documents and statements identified in subsection (i) above and copies of any exhibits identified in such documents.

          (v) Each of the Shareholders has consented to the placing of the following or a substantially similar legend on the certificate for shares of Preferred Stock to be issued to such Shareholder in connection with this Agreement:

               THE SHARES OF PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION THEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED UNLESS A REGISTRATION STATEMENT WITH RESPECT TO SUCH TRANSACTION IS IN EFFECT PURSUANT TO THE PROVISIONS OF THAT ACT OR IF, IN THE OPINION OF COUNSEL, WHICH OPINION OF COUNSEL SHALL BE SATISFACTORY TO THE ISSUER OF THESE SHARES AND ITS COUNSEL, AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THAT ACT IS AVAILABLE.

     (g) Prohibition on Short Sales. During the period that any shares of Preferred Stock remain issued and outstanding and convertible into shares of Common Stock or other consideration under the terms of this Agreement, the holders of such shares of Preferred Stock will not engage in any "short sale," as such term is defined in Rule 3b-3 under the Securities Exchange Act of 1934, as amended, with respect to any outstanding securities of the Corporation. If any holder of shares of Preferred Stock engages in any such short sale in violation of this Section 2(g), the holder shall be subject to forfeiture of the conversion rights set forth in Section 4 of the Certificate of Designation of the Powers, Preferences and Rights and Qualifications, Limitations and Restrictions of Series A Convertible Preferred Stock of VirtualFund.com, Inc., attached to this Agreement as
     Exhibit 1(g)(iii), with respect to any shares of Preferred Stock then held by such holder.

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

                                    SECTION 3

3.   Representations and Warranties of Company and the Principals.

     Company and the Principals hereby jointly and severally represent and warrant to Parent and Acquisition Sub as of the date hereof as follows:

     (a) Disclosure Schedule. Simultaneously with the execution and delivery of this Agreement, Company and the Principals have executed and delivered to Parent a disclosure schedule (the "Disclosure Schedule") divided into sections which correspond to the subsections of Sections 2 and 3. The Disclosure Schedule is accurate and complete in all respects in accordance with the requirements of these Sections 2 and 3.

     (b) Financial Statements. The Company and the Principals have delivered to Parent (i) the balance sheets, statements of operations, statements of stockholders' equity, statements of cash flows and the notes thereto of Company as of and for the fiscal years ended December 31, 1996 and 1997, together with the review report thereon of Bergan Paulson & Company, certified public accountants (the "Reviewed Financial Statements"), and
     (ii) the unaudited balance sheets of Company as of September 30, October 31, 1998 and November 30, 1998, respectively, and the statement of income of Company for the periods ended September 30, 1998, October 31, 1998 and November 30, 1998 (the "Interim Financial Statements"). The balance sheet of Company as of October 31, 1998 included in the Interim Financial Statements is referred to herein as the "Latest Balance Sheet"). Between the date hereof and the Closing, Company will furnish to Parent as soon as available and in any event within fifteen (15) days after the end of each month, the balance sheet and statement of income for each month ended after October 31, 1998 and for the fiscal year to date. Except as disclosed in the Disclosure Schedule, the aforesaid financial statements, including without limitation the financial statements delivered pursuant to this subsection 3(b) after the date hereof (i) are or will be, as the case may be, in accordance with the books and records of Company and have been, or will be, as the case may be, prepared in conformity with generally accepted accounting principles applied on a consistent basis ("GAAP"), and (ii) fairly present or will fairly present, as the case may be, the financial position of Company as of the respective dates thereof, and the results of operations, changes in stockholders' equity and changes in cash flow for the periods then ended, all in accordance with GAAP.

     (c) Loss Contingencies; Other Non-Accrued Liabilities. Except as disclosed in the Disclosure Schedule or in the Latest Balance Sheet, Company does not have:

          (i) Any "Loss Contingency" (as defined by GAAP) which is not required by GAAP to be accrued;

          (ii) Any Loss Contingency involving an unasserted claim or assessment which is not required by GAAP to be disclosed because the potential claimants have not manifested to Company an awareness of a possible claim or assessment; or

          (iii) Any categories of known liabilities or obligations which are not required by GAAP to be accrued.

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

     (d) Absence of Certain Changes. Except as disclosed in the Disclosure Schedule, since the date of the Latest Balance Sheet, Company has owned and operated its assets, properties and business in the ordinary course of business and consistent with past practice. Without limiting the generality of the foregoing, Company has not, subject to the aforesaid exceptions:

          (i) Suffered any adverse change in its condition (financial or otherwise), working capital, assets, properties, liabilities, obligations, reserves, business, prospects, goodwill or going concern value or experienced any event or failed to take any action which reasonably could be expected to result in such an adverse change;

          (ii) Suffered any loss, damage, destruction or other casualty (whether or not covered by insurance) or suffered any loss of officers, employees, dealers, distributors, independent contractors, customers, or suppliers or other favorable business relationships, or suffered any adverse change with respect thereto;

          (iii) Declared, set aside, made or paid any dividend or other distribution in respect of its capital stock, or purchased or redeemed any shares of its capital stock;

          (iv) Issued or sold any shares of its capital stock, or any options, warrants, conversion, exchange or other rights to purchase or acquire any such shares or any securities convertible into or exchangeable for such shares;

          (v) Incurred any indebtedness for borrowed money;

          (vi) Mortgaged, pledged or subjected to any lien, lease, security interest or other charge or encumbrance any of its properties or assets, tangible or intangible;

          (vii) Acquired or disposed of any assets or properties other than purchases and sales of inventory in the ordinary course of business;

          (viii) Forgiven or canceled any debts or claims, or waived any rights;

          (ix) Entered into any material transaction;

          (x) Granted to any officer or salaried employee or any other employee any increase in compensation in any form or paid any severance or termination pay;

          (xi) Entered into any commitment for capital expenditures for additions to plant, property or equipment; or

          (xii) Agreed, whether in writing or otherwise, to take any action described in this subsection.

     (e) Real Properties. Except as disclosed in the Disclosure Schedule, Company has good and marketable fee simple record title in and to, or a leasehold interest in and to, all of its real property assets and fixtures reflected in the Latest Balance Sheet and all of its real property assets and fixtures purchased or otherwise acquired since the date of the Latest Balance Sheet or otherwise used or useful in connection with the business of Company. Except as disclosed in the Disclosure Schedule, such leasehold interests are valid and in full force and effect and enforceable in accordance with their terms and there does not exist any violation, breach or default thereof or thereunder. Except as disclosed in the Disclosure Schedule, none of the real property assets or fixtures owned by Company is subject to any mortgage, pledge, lien, security interest, encumbrance, claim, easement, right-of-way, tenancy, covenant, encroachment, restriction or charge of any kind or nature (whether or not of record), except the following (herein called "Permitted Liens"): (i) liens securing specified liabilities or obligations shown on the Latest Balance Sheet with respect to which no breach, violation or default exists; (ii) mechanics', carriers', workers' and other similar liens arising in the ordinary course of business; (iii) minor imperfections of title which do not impair the existing use of such real property assets or fixtures; and (iv) liens for current taxes not yet due and payable or being contested in good faith by appropriate proceedings. All security interests or guarantees related to real estate financing have been released and evidence of the release has been properly filed. Except as disclosed in the Disclosure Schedule, all real properties owned by and leased to Company used in the conduct of its business are free from structural defects, in good operating condition and repair, with no material maintenance, repair or replacement having been deferred or neglected, suitable for the intended use and free from other material defects. Except as disclosed in the Disclosure Schedule, each such parcel of real property and its present use conform in all respects to all occupational, safety or health, zoning, planning, subdivision, platting and similar Laws, and there is no such Law contemplated that would affect adversely the right of Company to own or lease and operate and use such real properties. Except as disclosed in the Disclosure Schedule, all public utilities necessary for the use and operation of any facilities on the aforesaid real properties are available for use or access at such properties and there is no legal or physical impairment to free ingress or egress from any of such facilities or real properties. Company is not a foreign person and is not controlled by a foreign person, as the term foreign person is defined in Section 1445(f)(3) of the Code.

     (f) Machinery, Equipment, Vehicles and Personal Property. Except as disclosed in the Disclosure Schedule, Company has good and merchantable right, title and interest in and to, or a leasehold interest in and to, all of its machinery, equipment, vehicles and other personal property reflected in the Latest Balance Sheet and purchased or otherwise acquired since the date of the Latest Balance Sheet or otherwise used or useful in connection with the business of Company. Except as disclosed in the Disclosure Schedule, all of such leasehold interests relating to machinery, equipment, vehicles and other personal property are valid and in full force and effect and enforceable in accordance with their terms and there does not exist any violation, breach or default thereof or thereunder. Except as disclosed in the Disclosure Schedule, none of such machinery, equipment, vehicles or other personal property owned by Company is subject to any mortgage, pledge, lien or security interest of any kind or nature (whether or not of record), except Permitted Liens. Except as disclosed in the Disclosure Schedule, the machinery, equipment, vehicles and other personal property of Company which are necessary to the conduct of its business are in good operating condition and repair and fit for the intended purposes thereof and no material maintenance, replacement or repair has been deferred or neglected.

     (g) Receivables and Payables.

          (i) Except as disclosed in the Disclosure Schedule, (A) Company has good right, title and interest in and to all of its accounts receivable and notes receivable of any kind or nature whatsoever, whether from trade accounts or affiliated parties or otherwise ("Receivables"), as reflected in the Latest Balance Sheet or acquired or generated since the date of the Latest Balance Sheet (except for those paid since the date of the Latest Balance Sheet); (B) none of such Receivables is subject to any mortgage, pledge, lien or security interest of any kind or nature (whether or not of record); (C) all of such

          Receivables reflected on the Latest Balance Sheet or acquired or generated since the date of the Latest Balance Sheet constitute valid and enforceable claims arising from bona fide transactions in the ordinary course of business, and there are no claims, refusals to pay or other rights of set-off against any thereof; (D) no account or note debtor whose account or note balance exceeds $1,000 is delinquent in payment by more than ninety (90) days; (E) the aging schedule of Receivables previously furnished to Parent is complete and accurate; and (F) all Receivables will be collected by Company in accordance with their respective terms or appropriate reserves have been established to reflect the actual amount of the Receivables that will be collected.

          (ii) All accounts payable and notes payable by Company in excess of $1,000 arose in bona fide transactions in the ordinary course of business and no such account payable or note payable is delinquent by more than sixty (60) days in its payment.

     (h) Intellectual Property Rights. Company owns the industrial and intellectual property rights, including without limitation the patents, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, copyrights, computer programs and other computer software, inventions, know-how, trade secrets, technology, proprietary processes and formulae (collectively, "Intellectual Property Rights") described in the Disclosure Schedule. Except as disclosed in the Disclosure Schedule, the use of all Intellectual Property Rights necessary or required for the conduct of the business of Company as presently conducted and as proposed to be conducted does not and will not infringe or violate or allegedly infringe or violate the intellectual property rights of any person or entity. Except as disclosed in the Disclosure Schedule, Company does not own or use any Intellectual Property Rights pursuant to any written license agreement and has not granted any person or entity any rights, pursuant to written license agreement or otherwise, to use the Intellectual Property Rights.

     (i) Litigation. Except as disclosed in the Disclosure Schedule, there is no legal, administrative, arbitration or other proceeding, suit, claim or action of any nature or investigation, review or audit of any kind (including without limitation a proceeding, suit, claim or action, or an investigation, review or audit, involving any environmental Law or matter), judgment, decree, decision, injunction, writ or order pending, noticed, scheduled or threatened or contemplated by or against or involving Company, its assets, properties or business, or its directors, officers, agents or employees (but only in their capacity as such), whether at law or in equity, or which questions or challenges the validity of this Agreement or any action taken or to be taken by the parties hereto pursuant to this Agreement or in connection with the transactions contemplated herein.

     (j) Taxes. Company has duly and timely filed all tax and information reports, returns and related documents required to be filed by them with any foreign or domestic governmental or taxing authority, including without limitation all returns and reports of income, franchise, gross receipts, sales, use, occupation, employment, withholding, excise, transfer, real and personal property and other taxes, charges and levies (collectively, the "Tax Returns") and, except as disclosed in the Disclosure Schedule, has duly paid, or made adequate provision for the due and timely payment of all such taxes and other charges, including without limitation interest, penalties, assessments and deficiencies, due or claimed to be due from them by any such governmental or taxing authorities; the reserves for all of such taxes and other charges reflected in the Latest Balance Sheet are adequate; and there are no liens for such taxes or other charges upon any property or assets of Company. There is no omission, deficiency, error, misstatement or misrepresentation, whether innocent, intentional or fraudulent, in any Tax Return filed by

     Company for any period since 1988. Except as disclosed in the Disclosure Schedule, the Tax Returns of Company have not been examined or audited by the Internal Revenue Service or any other taxing authority for any period. Company will promptly notify Parent in the event that Company receives notice of any audit or examination of any Tax Return. Except as disclosed in the Disclosure Schedule, all deficiencies asserted as a result of such examinations have been paid or finally settled and no issue has been raised by the Internal Revenue Service or any other taxing authority in any such examination or audit which, by application of similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so examined. Except as disclosed in the Disclosure Schedule, there are no outstanding agreements or waivers extending the statutory period of limitation applicable to the examination or audit of any Tax Return for any period or the assessment or collection of any tax for any period. As of the Closing Date, Company will have paid over to the taxing authority of each jurisdiction to which it is subject all taxes that are due and payable for periods ended as of or prior to the Closing Date.

     (k) Insurance. The Disclosure Schedule contains an accurate and complete list of all policies of fire and other casualty, general liability, theft, life, workers' compensation, health, directors and officers, business interruption and other forms of insurance owned or held by Company, specifying the insurer, the policy number and the term of the coverage. All such policies are in full force and effect and all premiums with respect thereto have been paid. Company has not been denied any form of insurance and no policy of insurance has been revoked or rescinded during the past five years.

     (l) Benefit Plans. Except as set forth in the Disclosure Schedule:

          (i) Company does not sponsor, maintain or contribute to, and has never sponsored, maintained, contributed to or been required to contribute to any employee pension benefit plan ("Pension Plan") as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including without limitation, solely for purposes of this subsection, a plan excluded from coverage by
          Section 4(b)(5) of ERISA and, including without limitation any such Pension Plan which is a "Multiemployer Plan" within the meaning of
          Section 4001(a)(3) of ERISA. Each such Pension Plan is in compliance with the applicable provisions of ERISA for which deadlines for compliance have passed, the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder for which deadlines of compliance have passed and all other applicable Law. No Pension Plan is subject to Title IV of ERISA or to Section 412 of the Code.

          (ii) Company has never ceased operations at any facility or withdrawn from any Pension Plan or otherwise acted or omitted to act in a manner which could subject it to liability under Section 4062, Section 4063,
          Section 4064 or Section 4069 of ERISA and there are no facts or circumstances which might give rise to any liability of Company to the Pension Benefit Guaranty Corporation ("PBGC") under Title IV of ERISA or which could reasonably be anticipated to result in any claims being made against Parent or Company to the PBGC. Company has not incurred any withdrawal liability (including without limitation any contingent or secondary withdrawal liability) within the meaning of Section 4201 and Section 4204 of ERISA to any Multiemployer Plan. Company has not, with respect to any Pension Plan which is a Multiemployer Plan, suffered or otherwise caused a "complete withdrawal" or a "partial withdrawal," as such terms are defined respectively in Sections 4201, 4203, 4204 and 4205 of ERISA. Company had no liability to any such Multiemployer Plan in the event of a complete or partial withdrawal therefrom as of the close of the most recent fiscal year of any such Multiemployer Plan ended prior to the date hereof.

          (iii) Company does not sponsor, maintain, contribute to, and has never sponsored, maintained, contributed to, or been required to contribute to any employee welfare benefit plan ("Welfare Plan"), as such term is defined in Section 3(1) of ERISA (including without limitation a plan excluded from coverage by Section 4(b)(5) of ERISA), whether insured or otherwise, and any such Welfare Plan maintained by Company is in compliance with the provisions of ERISA and all other applicable Laws, including without limitation Code Section 162(k) and 162(i) and the related provisions of ERISA and Code Section 4980B. Company has not established or contributed to any "voluntary employees' beneficiary association" within the meaning of Section 501(c)(9) of the Code.

          (iv) Company does not maintain or contribute to any bonus plan or incentive plan, other than the employee bonus plans described in the Disclosure Statement, or stock plan or any other current or deferred compensation agreement, arrangement or policy, or any individual employment agreement ("Compensation Plans").

          (v) Neither any of the Pension Plans, Welfare Plans or Compensation Plans, nor any trust created or insurance contract issued thereunder, nor any trustee or administrator thereof, nor any officer, director or employee of Company, custodian or any other "disqualified person" within the meaning of Section 4975(e)(2) of the Code, or "party in interest" within the meaning of Section 3(14) of ERISA, with respect to any such Pension Plans or Welfare Plans or Compensation Plans or any such trust or insurance contract or any trustee, custodian or administrator thereof, or any disqualified person, party in interest or person or entity dealing with such Pension Plans, Welfare Plans or Compensation Plans or any such trust, insurance contract or any trustee, is subject to a tax or penalty on prohibited transactions imposed by Section 4975 of the Code or to a civil penalty imposed by
          Section 502 of ERISA. There are no facts or circumstances that could subject Company to any excise tax under Section 4972 or Sections 4976 through 4980, both inclusive, of the Code.

          (vi) Full payment has been made of all amounts which Company is required, under applicable Law, with respect to any Pension Plan, Welfare Plan or Compensation Plan, or any agreement relating to any Pension Plan, Welfare Plan or Compensation Plan, to have paid as a contribution thereto. No accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists with respect to any Pension Plan. Company does not sponsor, maintain or contribute to, and has never sponsored, maintained or contributed to or been required to contribute to, any Pension Plan subject to Part 3 of Title I of ERISA or Section 412(n) of the Code. Company has made adequate provisions for reserves to meet contributions which have not been made because they are not yet due under the terms of any Pension Plan, Welfare Plan or Compensation Plan or related agreements. All Pension Plans which Company operates as plans that are qualified under the provisions of Section 401(a) of the Code satisfy the requirements of Section 401(a) and all other sections of the Code incorporated therein, including without limitation Sections 401(m) and 401(1) of the Code; and the Internal Revenue Service has issued favorable determination letters with respect to the current statement of all Pension Plans and nothing has occurred since the issuance of any such letters that could adversely affect such favorable determination. There will be no change on or before Closing in the operation of any Pension Plan, Welfare Plan or Compensation Plan or any documents with respect thereto which will result in an increase in the benefit liabilities under such plans, except as may be required by Law.

          (vii) Company has complied with all reporting and disclosure obligations with respect to the Pension Plans, Welfare Plans and Compensation Plans imposed by Title I of ERISA or other applicable Law.

          (viii) There are no pending or threatened claims, suits or other proceedings against Company or any other party by present or former employees of Company, plan participants, beneficiaries or spouses of any of the above, including without limitation claims against the assets of any trust, involving any Pension Plan, Welfare Plan or Compensation Plan, or any rights or benefits thereunder, other than the ordinary and usual claims for benefits by participants or beneficiaries.

          (ix) The transactions contemplated herein do not result in the acceleration or accrual, vesting, funding or payment of any contribution or benefit under any Pension Plan, Welfare Plan or Compensation Plan.

          (x) No action or omission of Company or any director, officer, employee, or agent thereof in any way restricts, impairs or prohibits Parent or Company or any successor from amending, merging, or terminating any Pension Plan, Welfare Plan or Compensation Plan in accordance with the express terms of any such plan and applicable Law.

     (m) Bank Accounts; Powers of Attorney. The Disclosure Schedule sets forth:
     (i) the names of all financial institutions, investment banking and brokerage houses, and other similar institutions at which Company maintains accounts, deposits or safe deposit boxes of any nature, and the names of all persons authorized to draw thereon or make withdrawals therefrom; (ii) the terms and conditions thereof and any limitations or restrictions as to use, withdrawal or otherwise; and (iii) the names of all persons or entities holding general or special powers of attorney from Company and a summary of the terms thereof.

     (n) Contracts and Commitments; No Default.

          (i) Except as disclosed in the Disclosure Schedule, Company:

               (A) Has no written or oral contract, commitment, agreement or arrangement with any person which (1) requires payments from Company to an individual in excess of $10,000 annually or in excess of $50,000 over its term (including without limitation periods covered by any option to extend or renew by either party) and (2) is not terminable on thirty (30) days' or less notice without cost or other liability;

               (B) Does not pay any person or entity cash remuneration at the annual rate (including without limitation guaranteed bonuses) of more than $50,000 for services rendered;

               (C) Is not restricted by agreement from carrying on its businesses or any part thereof anywhere in the world or from competing in any line of business with any person or entity;

               (D) Is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person or entity;

               (E) Is not party to any agreement, contract, commitment or loan to which any of its directors, officers or stockholders or any "affiliate" or "associate" (as defined in Rule 405 as promulgated under the Securities Act of 1933) (or former affiliate or associate) thereof is a party;

               (F) Is not subject to any outstanding sales or purchase contracts, commitments or proposals which will result in any loss upon completion or performance thereof;

               (G) Is not party to any purchase or sale contract or agreement that calls for aggregate purchases by Company or sales in excess over the course of such contract or agreement of $25,000 or which continues for a period of more than twelve months (including without limitation periods covered by any option to renew or extend by either party) which is not terminable on sixty (60) days' or less notice without cost or other liability at or any time after the Closing;

               (H) Is not subject to any contract, commitment, agreement or arrangement with any "disqualified individual" (as defined in Section 280G(c) of the Code) which contains any severance or termination pay liabilities which would result in a disallowance of the deduction for any "excess parachute payment" (as defined in Section 280G(b)(1) of the Code) under Section 280G of the Code; and

               (I) Has no distributorship, dealer, manufacturer's representative, franchise or similar sales contract relating to the payment of a commission.

     (ii) True and complete copies (or summaries, in the case of oral items) of all items disclosed pursuant to subsection 3(n)(i) have been made available to Parent for review. Except as disclosed in the Disclosure Schedule, all such items are valid and enforceable by and against Company in accordance with their respective terms; Company is not in breach, violation or default, however defined, in the performance of any of its obligations thereunder, and no facts and circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such a breach, violation or default thereunder or thereof; and no other parties thereto are in a breach, violation or default, however defined, thereunder or thereof, and no facts or circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such a breach, violation or default thereunder or thereof.

(o) Labor Matters. Except as disclosed in the Disclosure Schedule:

     (i) Company is and has been in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including without limitation any such Laws respecting employment discrimination and occupational safety and health requirements, and has not and is not engaged in any unfair labor practice;

     (ii) There is no unfair labor practice complaint against Company pending or threatened before the National Labor Relations Board or any other comparable Authority;

     (iii) There is no labor strike, dispute, slowdown or stoppage actually pending or threatened against or directly affecting Company;

     (iv) No labor representation question exists respecting the employees of Company and there is not pending or threatened any activity intended or likely to result in a labor representation vote respecting the employees of Company;

     (v) No grievance or any arbitration proceeding arising out of or under collective bargaining agreements is pending and no claims therefor exist or have been threatened;

     (vi) No collective bargaining agreement is binding and in force against Company or currently being negotiated by Company;

     (vii) Company has not experienced any significant work stoppage or other significant labor difficult;

     (viii) Company is not delinquent in payments to any persons for any wages, salaries, commissions, bonuses or other direct or indirect compensation for any services performed by them or amounts required to be reimbursed to such persons, including without limitation any amounts due under any Pension Plan, Welfare Plan or Compensation Plan;

     (ix) Upon termination of the employment of any person, neither Company nor Parent will, by reason of anything done at or prior to or as of the Closing Date, be liable to any of such persons for so-called "severance pay" or any other payments; and

     (x) Within the twelve (12) months prior to the date hereof there has not been any expression of intention to Company by any officer or key employee to terminate such employment.

(p) Customers, Dealers and Suppliers. Except as disclosed in the Disclosure Schedule, there has not been in the twelve (12) months prior to the date hereof any adverse change in the business relationship of Company with any customer, dealer or supplier of Company representing $25,000 or more in annual business with Company.

(q) Permits and Other Operating Rights. Except as disclosed in the Disclosure Schedule, Company does not require the Consent of any Authority to permit it to operate in the manner in which it is presently being operated, and possesses all permits and other authorizations from all Authorities presently required to permit it to operate its business in the manner in which it is presently conducted.

(r) Compliance with Law. Except as disclosed in the Disclosure Schedule, and without limiting the scope of any other representations or warranties contained in this Agreement, the assets, properties, businesses and operations of Company are and have been in compliance with all Laws applicable to the ownership and conduct of its assets, properties, businesses and operations. There are no outstanding and unsatisfied deficiency reports, plans of correction, notices of noncompliance or work orders relating to any Authorities, and no discussions regarding any of the foregoing with any such Authorities are scheduled or pending.

(s) Business Generally. Except as disclosed in the Disclosure Schedule, in the last twelve (12) months prior to the date hereof, there has been no event, transaction or information that has come to the attention of Company which, as it relates directly to the business of Company, could, individually or in the aggregate, reasonably be expected to have a material adverse effect on such business.

(t) Hazardous Substances and Hazardous Wastes. Except as disclosed in the Disclosure Schedule:

     (i) There is not now, nor has there ever been, any disposal, release or threatened release of Hazardous Materials (as defined below) on, from or under properties now or ever owned or leased by or to Company or by or to any former subsidiary (the "Properties"). There has not been generated by or on behalf of Company or any former subsidiary (while owned by Company) any Hazardous Material. No Hazardous Material has been disposed of or allowed to be disposed of on or off any of the Properties which may give rise to a clean-up responsibility, personal injury liability or property damage claim against Company or, or Company being named a potentially responsible party for any such clean-up costs, personal injuries or property damage or create any cause of action by any third party against Company. For purposes of this subsection, the terms "disposal," "release," and "threatened release" shall have the definitions assigned thereto by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the term "Hazardous Material" means any hazardous or toxic substance, material or waste or pollutants, contaminants or asbestos containing material which is or becomes regulated by any Authority in any jurisdiction in which any of the Properties is located. The term "Hazardous Material" includes without limitation any material or substance which is
     (i) defined as a "hazardous waste" or a "hazardous substance" under applicable Law, (ii) designated as a "hazardous substance" pursuant to
     Section 311 of the Federal Water Pollution Control Act, (iii) defined as a "hazardous waste" pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, or (iv) defined as a "hazardous substance" pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

     (ii) None of Properties is (or, with respect to past Properties and Properties of former subsidiaries, was at the time of disposition) in violation of any Law (with respect to past Properties and Properties of former subsidiaries, Laws in effect at the time of disposition) relating to industrial hygiene or to the environmental conditions on, under or about such Properties, including without limitation soil and ground water condition and there are (or at the time of disposition were) no underground tanks or related piping, conduits or related structures. During the period that Company and its former subsidiaries owned or leased the Properties, neither Company nor its former subsidiaries nor any third party used, generated, manufactured or stored on, under or about such Properties or transported to or from such Properties any Hazardous Materials and there has been no litigation brought or threatened against Company or any settlements reached by Company with any third party or third parties alleging the presence, disposal, release or threatened release of any Hazardous Materials on, from or under any of such Properties.

(u) Brokers. Except as disclosed in the Disclosure Schedule, neither Company nor any of the Shareholders nor any of the directors, officers or employees of Company has employed any broker, finder or financial advisor, or incurred any liability for any brokerage fee or commission, finder's fee or financial advisory fee, in connection with the transactions contemplated hereby, nor is there any basis known to Company or any of the Shareholders for any such fee or commission to be claimed by any person or entity.

(v) Accuracy of Information. No representation or warranty of Company in this Agreement contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading as of the date of the representation or warranty.

(w) Notes from Principals and Affiliates. As of the latest financial statements the Company carried notes and/or loan obligations from Principals (hereinafter individually the "Principal Note" and collectively the "Principal Notes"), and Team Property Management, L.L.C (hereinafter the "Affiliate Note"), in the following amounts, including accrued interest through December 15, 1998: Mark Kittrell principal plus interest $46,800.21; Stephen Fisher principal plus interest $114,848.84; Mark Stewart principal plus interest $1,168.33 and Team Property Management principal plus interest $281,217.42. The terms, conditions and obligations of the Principal Notes shall be replaced by the Promissory Note with each Principal attached as Exhibit 3(w)(1), each with a term of thirty (30) months from the Closing Date, bearing interest, calculated annually at the incremental borrowing rate of Parent or Parent's affiliates, with all accrued interest and principal due in full at the maturity of the Promissory Note. The terms, conditions and obligations of the Affiliate Note shall be replaced by the Promissory Note from Team Property Management, L.L.C. and Principals, attached as Exhibit 3(w)(2), bearing interest, calculated on an annual basis at the incremental borrowing rate of Parent or Parent's affiliates, with a term of thirty (30) months for the Principals and a term co-existing with the obligations of Parent under the respective Note from Acquisition Sub to Shareholders pursuant to Section 1 hereof. At maturity the principal and all accrued interest on Affiliate Note shall offset against the Note payment or other obligations to Principals.

(x) Year 2000 Issue. The Company and Principals are aware of the Year 2000 ("Y2K") issue and its potential impact on the Company and its customers. Principals represent that they have assessed both internal and external factors and have caused to be conducted a Y2K internal and external Company audit of the software and hardware systems utilized in the conduct of their business and for client services. Principals represent that all internal and external customer service hardware and software is either Y2K compliant or scheduled for replacement and/or upgrade prior to the year 2000. Principals also represent that they have not made any representations in contracts for services or equipment regarding Y2K compliance. The Principals and Company have conducted solution checks for clients following installation of software and equipment and represent and verify that such solution checks for Y2K compliance and reports thereon have been conducted reasonably and accurately based on industry standards.

                                    SECTION 4

4. Representations and Warranties of Parent.

Parent represents and warrants to Company and the Shareholders as of the date hereof as follows:

(a) Corporate Organization. Parent and Acquisition Sub are corporations duly organized, validly existing and in good standing under the laws of the State of Minnesota. Acquisition Sub is a wholly owned subsidiary of Parent.

(b) Authorization. Parent and Acquisition Sub have full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated herein. The Board of Directors of Parent has taken all action required by law, its articles of incorporation and bylaws or otherwise to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein. This Agreement is the valid and binding legal obligation of Parent enforceable against it in accordance with its terms except as enforceability may be limited by the provisions of Minnesota Statutes, Sections 290.371 and 303.20.

(c) Non-Contravention. Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated herein will:

     (i) Violate any provision of the articles of incorporation or bylaws of Parent or Acquisition Sub; or

     (ii) Except for such violations, conflicts, defaults, accelerations, terminations, cancellations, impositions of fees or penalties, mortgages, pledges, liens, security interests, encumbrances, restrictions and charges which would not, individually or in the aggregate, have a material adverse effect on the business of Parent and its subsidiaries taken as a whole, (A) violate, be in conflict with, or constitute a default, however defined (or an event which, with the giving of due notice or lapse of time, or both, would constitute such a default), under, or cause or permit the acceleration of the maturity of, or give rise to, any right of termination, cancellation, imposition of fees or penalties under, any debt, note, bond, lease, mortgage, indenture, license, obligation, contract, commitment, franchise, permit, instrument or other agreement or obligation to which Parent or any subsidiary of Parent is a party or by which they or any of their properties or assets is or may be bound (unless with respect to which defaults or other rights, requisite waivers or consents shall have been obtained at or prior to the Closing) or (B) result in the creation or imposition of any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind, upon any property or assets of Parent or any subsidiary of Parent under any debt, obligation, contract, agreement or commitment to which Parent or any subsidiary of Parent is a party or by which Parent or any subsidiary of Parent or any of their assets or properties is or may be bound; or

     (iii) Violate any Law.

(d) Consents and Approvals. No Consent is required by any person or entity, including without limitation any Authority, in connection with the execution, delivery and performance by Parent of this Agreement, or the consummation by Parent of the transactions contemplated herein, other than any Consent which, if not made or obtained, will not, individually or in the aggregate, have a material adverse effect on the business of Parent and its subsidiaries taken as a whole.

(e) Brokers. Neither Parent nor any of its directors, officers or key employees has employed any broker, finder or financial advisor, or incurred any liability for any brokerage fee or commission, finder's fee or financial advisory fee, in connection with the transactions contemplated hereby, nor is there any basis known to Parent for any such fee or commission to be claimed by any person or entity.

                                    SECTION 5

5. Covenants.

(a) Agreements as to Specified Matters. Except as specifically disclosed on the Disclosure Schedule, and except as may otherwise expressly be agreed in writing by Parent after the date hereof, from the date hereof until the Closing, Company will not:

     (i) Amend its articles of incorporation or bylaws;

     (ii) Permit or allow any of its properties or assets material to the operation of its business to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind, except Permitted Liens;

     (iii) (A) Declare, pay or set aside for payment any dividend or other distribution in respect of its capital stock or other securities (including without limitation distributions in redemption or liquidation) or redeem, purchase or otherwise acquire any shares of its capital stock or other securities; (B) issue, grant or sell any shares of its capital stock or equity securities of any class, or any options, warrants, conversion or other rights to purchase or acquire any such shares or equity securities or any securities convertible into or exchangeable for such shares or equity securities; (C) become a party to any merger, exchange, reorganization, recapitalization, liquidation, dissolution or other similar corporate transaction; or (D) organize any new subsidiary, acquire any capital stock or other equity securities or other ownership interest in, or assets of, any person or entity or otherwise make any investment by purchase of stock or securities, contributions to capital, property transfer or purchase of any properties or assets of any person or entity; or

     (iv) Pay, lend or advance any amounts to, or sell, transfer or lease any properties or assets to, or enter into any agreement or arrangement with, any director, officer, employee or shareholder.

(b) Operational Covenants. In addition, from the date hereof until the Closing, Company will observe the operational covenants set forth in Exhibit 5(b) hereto. To the fullest extent permitted by law, Company and the Shareholders will defend, indemnify and hold Parent and its directors, officers, employees, counsel, accountants, investment advisers and other authorized representatives and agents harmless from and against any and all loss, liability, damage, expense, claim, suit, cause of action, judgment or execution (including costs, expenses and reasonable attorneys' fees) arising out of or in connection with Parent's performance of the services described in Exhibit 5(b) hereto, provided, however, that the foregoing indemnity will not apply in the event that any such loss, liability, damage, expense, claim, suit, cause of action, judgment or execution is attributable to the fraud, intentional criminal misconduct or gross negligence of Parent. PARENT MAKES NO EXPRESS OR IMPLIED REPRESENTATIONS OR

WARRANTIES REGARDING THE PERFORMANCE OF THE SERVICES CONTEMPLATED BY EXHIBIT 5(b) HERETO.

(c) Conduct of Business. Company will maintain its assets and properties and carry on its business and operations only in the ordinary course in substantially the same manner as planned and previously operated and will use its best efforts to preserve intact its business organizations, business relationships (including without limitation its relationships with officers, employees, dealers, distributors, independent contractors, customers and suppliers), goodwill and going concern value.

(d) No Solicitation of Alternate Transaction. Company and the Shareholders will not, and will use their best efforts to ensure that Company's directors, officers and employees, independent contractors, consultants, counsel, accountants, investment advisors and other representatives and agents do not, directly or indirectly, solicit, initiate or encourage discussions or negotiations with, provide any information to, or enter into any agreement, understanding or arrangement with, any third party concerning any exchange offer, merger, consolidation, sale of significant or substantial assets, sale of securities, acquisition of beneficial ownership of or the right to vote securities of Company, liquidation, dissolution or similar transactions involving Company or any division of Company.

(e) Full Access to Parent. Each of Company and Parent will afford to each other and to each other's respective directors, officers, employees, counsel, accountants, investment advisors and other authorized representatives and agents free and full access to the facilities, properties, books and records of Company and Parent, respectively, in order that Parent and Company, respectively, may have full opportunity to make such investigations as it shall desire to make of the affairs of Company and Parent, respectively; provided, however, that any such investigation shall be conducted in such a manner as not to interfere unreasonably with business operations; and each of Company and Parent will furnish such additional financial and operating data and other information as Parent and Company, respectively, may reasonably request, including without limitation access to their independent certified public accountants; and, provided, further, that any such investigation shall not affect or otherwise diminish or obviate in any respect any of the representations and warranties of Company and Parent, respectively, herein.

(f) Confidentiality. Each of the parties hereto agrees that it will not use, or permit the use of, any of the information relating to any other party hereto furnished to it in connection with the transactions contemplated herein ("Information") in a manner or for a purpose detrimental to such other party or otherwise than in connection with the transaction, and that they will not disclose, divulge, provide or make accessible (collectively, "Disclose"), or permit the Disclosure of, any of the Information to any person or entity, other than their responsible directors, officers, employees, investment advisors, accountants, counsel and other authorized representatives and agents, except as may be required by judicial or administrative process or, in the opinion of such party's regular counsel, by other requirements of Law. The term "Information" as used herein shall not include any information relating to a party which the party disclosing such information can show: (i) to have been in its possession prior to its receipt from another party hereto; (ii) to be now or to later become generally available to the public through no fault of the disclosing party; (iii) to have been available to the public at the time of its receipt by the disclosing party; (iv) to have been received separately by the disclosing party in an unrestricted manner from a person entitled to disclose such information; or (v) to have been developed independently by the disclosing party without regard to any information received in connection with this transaction. Each party hereto also agrees to promptly return to the party from whom originally received all original and duplicate copies of written materials containing Information should the transactions contemplated herein not occur. A party hereto shall be deemed to have satisfied its obligations to hold the Information confidential if it exercises the same care as it takes with respect to its own similar information.

(g) Filings; Consents; Removal of Objections. Subject to the terms and conditions herein provided, the parties hereto shall use their best efforts to take or cause to be taken all actions and do or cause to be done all things necessary, proper or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable, the transactions contemplated hereby, including without limitation obtaining all Consents of any person or entity, whether private or governmental, required in connection with the consummation of the transactions contemplated herein. In furtherance, and not in limitation of the foregoing, it is the intent of the parties to consummate the transactions contemplated herein at the earliest practicable time, and they respectively agree to exert their best efforts to that end, including without limitation: (i) the removal or satisfaction, if possible, of any objections to the validity or legality of the transactions contemplated herein; and (ii) the satisfaction of the conditions to consummation of the transactions contemplated hereby.

(h) Further Assurances; Cooperation; Notification.

     (i) Each party hereto will, before, at and after Closing, execute and deliver such instruments and take such other actions as the other party or parties, as the case may be, may reasonably require in order to carry out the intent of this Agreement.

     (ii) At all times from the date hereof until the Closing, each party will promptly notify the other in writing of the occurrence of any event which it reasonably believes will or may result in a failure by such party to satisfy the conditions specified in Article 5 and Article 6 hereof.

(i) Supplements to Disclosure Schedule. Prior to the Closing Date, Company will supplement or amend the Disclosure Schedule with respect to any event or development which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule or which is necessary to correct any information in the Disclosure Schedule or in any representation and warranty of Company which has been rendered inaccurate by reason of such event or development, including without limitation, statements of operations for November 1998. For purposes of determining the accuracy as of the date hereof of the representations and warranties of Company contained in Section 2 and 3 hereof in order to determine the fulfillment of the conditions set forth in subsection 6(a) hereof, the Disclosure Schedule shall be deemed to exclude any information contained in any supplement or amendment hereto delivered after the delivery of the original Disclosure Schedule.

(j) Public Announcements. None of the parties hereto shall make any public announcement with respect to the transactions contemplated herein without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed; provided, however, that any of the parties hereto may at any time make any announcements which are required by applicable Law so long as the party so required to make an announcement promptly upon learning of such requirement notifies the other parties of such requirement and discusses with the other parties in good faith the exact proposed wording of any such announcement.

(k) Employment Contracts. Surviving Corporation will offer employment contracts in a form acceptable to each of the Principals and Surviving Corporation.

(l) Employee and Benefit Matters. Except as expressly provided in subsection 5(k) above, nothing contained in this Agreement or in any other agreement or document executed or delivered in connection with the transactions contemplated hereby will be deemed or construed to constitute a binding commitment of Parent, Surviving Corporation or Company to (i) retain any employees of Company for any particular period of time or at any particular rate of compensation after the Closing Date; or (ii) continue any plan, arrangement or other commitment of any kind relating to any employee benefits, welfare, insurance, compensation, perquisites or similar matters of any kind or nature for any particular period of time or at any particular level after the Closing Date. Parent and Surviving Corporation undertake the responsibility after the Closing Date for any and all employee benefit, welfare and insurance programs and liability for any liability arising from any lapse thereof occurring after the Closing Date. Parent and Surviving Corporation shall have no responsibility for payment to, on account of, in lieu of, or as penalty, tax or any other financial obligation arising, including continuing payments to employee 401(k) accounts, related to the cancellation of the TEAM Employee Stock Option Plan ("ESOP").

(m) Real Estate Matters. The Surviving Corporation intends to maintain and assume the current building lease with the Principals or their affiliates. The Principals agree to cause the removal of Company from any guarantee of financing for any current real estate holdings or for any obligations regarding any existing or proposed building or other real estate interest. The Surviving Corporation will have the right of first refusal for, but no obligation to lease or otherwise occupy, the planned 6,000 square feet of additional space contemplated by the Principals if it is developed. For the space currently planned for construction in early 1999, the Surviving Corporation shall have sixty (60) days to exercise such right of first refusal after receipt of the offer to lease, which shall include all information reasonably necessary to evaluate the use of the space, including, but not limited to floor plans, specifications and costs. For all future contemplated real estate leasing opportunities, the Surviving Corporation shall have one hundred twenty (120) days to exercise such right of first refusal after receipt of the offer to lease, which shall include all information reasonably necessary to evaluate the use of the space, including, but not limited to floor plans, specifications and costs. Except as expressly set forth above, the Surviving Corporation will have no obligation to occupy or provide any guarantee or other financial support of any kind with respect to, any other building development. Notwithstanding anything in a building lease, the Surviving Corporation shall have no obligation for penalties, taxes or other payments due or increased as a result of any violation, default or breach of any development agreement related to the current or proposed real estate holdings or development. Principals agree that they will exempt a lease with the Surviving Corporation from the commission obligations under any agreement with a Realtor or leasing agent.

(n) Tax Matters. The parties intend for the Merger to qualify as a tax-free reorganization under Internal Revenue Code Section 368(a)(1)(A) and 368(a)(2)(D) (the "Code Sections"). The parties intend for the "boot" portion of the transaction contemplated by this Agreement to substantially qualify for capital gains treatment on the individual personal returns of the Principals.

     In the event the transaction is examined by the Internal Revenue Service, Parent will indemnify the Principals for reasonable costs and expenses to defend the intended treatment. In addition, Parent will indemnify Principals should the cash portion of the intended transaction be recast by a binding interpretation or decision, or by consent of the Principals and Parent, which results in additional tax, fees or penalties due. This indemnification is limited to the tax effects of the cash portion of the transaction and shall be limited to the one-time computation of the out of pocket expenses actually incurred by the Principals, and excludes the additional tax effects of the indemnification payment. The Shareholders remain responsible for the tax treatment and taxes related to the other portion of the proposed transaction.

(o) Personal Guarantee of Principals. The Parent agrees to cause the removal of Principals from the obligations under the Continuing Guarantee to Firstar Bank Iowa, N.A. and the personal guarantees to Deutsche Financial Services, 1501 W. Fountainhead Parkway, St. 600, Tempe, AZ, and any other personal guarantee for financing of Company property or funds.

(p) Investment in CommonLine, Inc. The Company and the Principals hereby jointly and severally represent and warrant to Parent and Acquisition Sub that: (i) Team N.V. I, LP, an Iowa limited partnership ("Team N.V."), is an affiliate of the Principals in that the Principals are limited partners of Team N.V. and that Team dot Holdings, L.C., an Iowa limited liability company (whose only members are the Principals) ("Team dot Holdings"), is the general partner of Team N.V.; and (ii) the Company is not a limited partner of Team N.V. The Principals covenant that within ninety (90) days of this Agreement they will: (i) use their best efforts to cause Team N.V. to transfer all shares of common stock of CommonLine, Inc., a Minnesota corporation ("CommonLine"), owned by Team N.V. (the "Subject Shares") to the Surviving Corporation (notwithstanding any existing contractual or other restrictions preventing such transfer); and (ii) settle all disputes with CommonLine and its other shareholders (both holders of common stock and preferred stock) such that the Surviving Corporation will have all rights and assets acquired by Team N.V., Team dot Holdings or the Principals (including, without limitation, cash, property or any rights to intellectual property owned or licensed by CommonLine) in connection with the settlement of such dispute at no cost to Surviving Corporation or Parent.


                                    SECTION 6

6. Conditions to Obligation of Parent.

     Notwithstanding any other provision of this Agreement to the contrary, the obligation of Parent to effect the transactions contemplated herein shall be subject to the satisfaction at or prior to the Closing of each of the following conditions:

     (a) Representations and Warranties True. The representations and warranties of Company and the Shareholders contained in this Agreement, including without limitation in the Disclosure Schedule initially delivered to Parent pursuant to Section 3 (and not including any changes or additions delivered to Parent pursuant to subsection 5(i)), shall be in all respects true, complete and accurate as of the date when made and at and as of the Closing as though such representations and warranties were made at and as of such time, except for changes specifically permitted or contemplated by this Agreement, and except insofar as the representations and warranties relate expressly and solely to a particular date or period, in which case they must be true, complete and accurate in all respects at the Closing with respect to such date or period.

     (b) Performance. Company and the Shareholders shall have performed and complied in all respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by Company and the Shareholders on or prior to the Closing.

     (c) Required Approvals and Consents.

          (i) All action required by law and otherwise to authorize the execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby shall have been duly and validly taken.

          (ii) All Consents of or from all Authorities or other persons or entities required to consummate the transactions contemplated herein shall have been delivered, made or obtained, and Parent shall have received copies thereof.

          (iii) The Board of Directors of Parent shall have approved the execution, delivery and performance of this Agreement and the consummation of the Merger and the transactions contemplated hereby.

     (d) Adverse Changes. No material adverse change shall have occurred in the business of Company.

     (e) No Proceeding or Litigation. No suit, action, investigation, inquiry or other proceeding by any Authority or other person or entity shall have been instituted or threatened, and not resolved to the reasonable satisfaction of Parent, which questions the validity or legality of the transactions contemplated hereby or which, if successfully asserted, would individually or in the aggregate, otherwise have a material adverse effect on the conduct of the business of Company.

     (f) Opinion of Company's and the Shareholders' Counsel. Parent shall have received an opinion of Ball, Kirk and Holm, counsel for Company and the Shareholders, dated the Closing Date, in the form set forth in Exhibit 6(f) hereto.

     (g) Certificates. Parent shall have received such certificates of officers of Company, in form and substance reasonably satisfactory to Parent, dated the Closing Date, to evidence compliance with the conditions set forth in this Section 6 and such other matters as may be reasonably requested by Parent.

         (h) Due Diligence. Parent shall have received all information requested by it pursuant to subsection 5(e) and Parent shall be satisfied in its reasonable discretion that its due diligence investigation shall not have revealed any material adverse issues or concerns not disclosed by Company on or prior to the date hereof in this Agreement or in the Disclosure Schedule.

     (i) Restructuring Transactions. The business and assets of Team dot Holdings, L.C. and Team N.V. I, L.P. shall have been acquired by Company or by a corporate subsidiary or other entity fully owned by Company prior to the Closing in transaction that shall be subject to the approval of Parent in all respects.

     (j) Employment Contracts. The Principals shall have executed and delivered the employment contracts contemplated by subsection 5(k) hereof.

     (k) Filing of Articles of Merger. The Articles of Merger shall have been filed, and the Merger shall have become effective, in accordance with the Corporation Codes.

     (l) Release of Guarantees. The Shareholders shall have caused Company to be released from any and all guarantees with respect to any financing for any real estate projects or developments, whether currently developed or proposed for development. Parent shall have undertaken to release Principals and Shareholders from any personal guarantee for financing of Company property or funds.

     (m) Notes with Affiliates and Principals. The Principals and Team Property Management L.L.C. shall have executed and delivered promissory notes in the form attached hereto as Exhibits 3(w)(1) and 3(w)(2).

     (n) Evidence of Exercise of Stock Options. Shareholder shall supply evidence of the exercise of stock options granted to Ranelle Bailiff and the issuance of stock pursuant to that exercise.

                                    SECTION 7

7. Conditions to Obligation of Company and the Shareholders.

     Notwithstanding anything in this Agreement to the contrary, the obligation of Company and the Shareholders to effect the transactions contemplated herein shall be subject to the satisfaction at or prior to the Closing of each of the following conditions:

     (a) Representations and Warranties True. The representations and warranties of Parent contained in this Agreement shall be in all respects true, complete and accurate as of the date when made and at and as of the Closing as though such representations and warranties were made at and as of such time, except for changes specifically permitted or contemplated by this Agreement, and except insofar as the representations and warranties relate expressly and solely to a particular date or period, in which case they must be true, complete and accurate in all respects at the Closing with respect to such date or period.

     (b) Performance. Parent shall have performed and complied in all respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by Parent at or prior to the Closing.

     (c) Approvals. All action required to be taken by Parent to authorize the execution, delivery and performance of this Agreement and the consummation of the Merger and the other Transactions contemplated hereby shall have been duly and validly taken.

     (d) No Proceeding or Litigation. No suit, action, investigation, inquiry or other proceeding by any Authority or other person or entity shall have been instituted or threatened, and not resolved to the reasonable satisfaction of Company and the Shareholders, which questions the validity or legality of the transactions contemplated hereby or which, if successfully asserted, would individually or in the aggregate, otherwise have a material adverse effect on Parent.

     (e) Certificates. Parent shall have furnished Company and the Shareholders with such certificates of Parent's officers, in form and substance reasonably acceptable to Company and the Shareholders, dated the Closing Date, to evidence compliance with the conditions set forth in this

     Section 7 and such other matters as may be reasonably requested by Company and the Shareholders.

     (f) Opinion of Parent Counsel. Company and the Shareholders shall have received an opinion of Sandra Ferrian, General Counsel to Parent, dated the Closing Date, in the form set forth in Exhibit 7(f) hereto.

     (g) Employment Contracts. Acquisition Sub shall have executed and delivered the employment contracts contemplated by subsection 5(k) hereof.

                                    SECTION 8

8. Termination and Abandonment.

     (a) Methods of Termination. This Agreement may be terminated and the transactions contemplated herein may be abandoned at any time, but not later than the Closing:

          (i) By mutual written consent of Parent and Company; or

          (ii) By Parent on or after the Termination Date or such later date as may be established pursuant to Section 1 hereof, if any of the conditions provided for in Section 6 of this Agreement shall not have been satisfied (or waived in writing by Parent) prior to such date; or

          (iii) By Company on or after the Termination Date or such later date as may be established pursuant to Section 1 hereof, if any of the conditions provided for in Section 7 of this Agreement shall not have been satisfied (or waived in writing by Company) prior to such date; or

          (iv) By Parent if there has been a material breach of any representation, warranty, covenant or agreement on the part of Company or the Shareholders set forth in this Agreement of which notice has been given to Company or the Shareholders in writing by Parent and which has not been fully cured or cannot be fully cured within twenty
          (20) days of the receipt of such notice; or

          (v) By Company or the Principals if there has been a material breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement of which notice has been given to Parent in writing by Company or the Shareholders and which has not been fully cured or cannot be fully cured within twenty (20) days of the receipt of such notice.

          In the event of termination and abandonment pursuant to this subsection 8(a), written notice thereof shall forthwith be given to the other party or parties, and, except as set forth below, the provisions of this Agreement shall terminate, and the transactions contemplated herein shall be abandoned, without further action by any party hereto.

     (b) Effect of Termination. If this Agreement is terminated as provided herein:

          (i) Each party will, upon request, redeliver all documents, work papers and other material of any other party (and all copies thereof) relating to the transactions contemplated herein, whether obtained before or after the execution hereof, to the party furnishing the same;

          (ii) The provisions of subsections 5(f) and 10(a) will continue to be applicable; and

          (iii) Each party shall have all of its rights and remedies available at law, including the right to injunctive relief, for any breach of any representation, warranty, covenant or agreement set forth in this Agreement.

                                    SECTION 9

9. Survival and Indemnification.

     (a) Survival. The representations and warranties of each of the parties hereto shall survive the Closing.

     (b) Indemnification by Parent. Parent agrees to indemnify the Shareholders from and against any and all loss, liability, damage or expense, including without limitation reasonable attorneys' fees and other reasonable costs and expenses incident to, and amounts paid or required to be paid in settlement or satisfaction of, any claim, suit, action or proceeding (a "Loss" or collectively, "Losses") suffered or incurred by the Shareholders by reason of:

          (i) Any untrue representation of, or breach of warranty by, Parent in any part of this Agreement, provided, however, that no claim for indemnity may be made pursuant to this subsection after the first anniversary of the Closing Date; and

          (ii) Any nonfulfillment of any covenant, agreement or undertaking of Parent in any part of this Agreement that has not been specifically waived in writing by Company.

     (c) Indemnification by the Shareholders. The Principals jointly and severally agree to indemnify Parent from and against any and all Loss or Losses (as defined above) suffered or incurred by Parent by reason of:

          (i) Any untrue representation of, or breach of warranty by, Company or the Shareholders in any part of this Agreement or the Disclosure Schedule, provided, however, that no claim for indemnity may be made pursuant to this subsection after the first anniversary of the Closing Date, except that any claim relating to the items set forth in subsections 3(j) and 3(l), relating to taxes and employee benefits matters, may be asserted up to thirty (30) days after the passing of the statute of limitations with respect to the matters set forth in such subsections;

          (ii) Any nonfulfillment of any covenant, agreement or undertaking of Company in any part of this Agreement that has not been specifically waived in writing by Parent;

          (iii) Any nonfulfillment of any covenant, agreement or undertaking of any Principal under any of the Employment Contracts contemplated in
          Section 5(k) hereof; and

          (iv) Any failure to pay, satisfy or discharge any amounts due and owing pursuant to the Principal Notes or Affiliate Note.

          Ranelle Bailiff agrees to indemnify Parent from and against any and all Loss or Losses (as defined above) suffered or incurred by Parent by reason of any untrue representation of, or breach of warranty by, Ranelle Bailiff in Section 2 of this Agreement or the Disclosure Schedule as it relates to any of the parts of Section 2, provided, however, that no claim for indemnity may be made pursuant to this paragraph after the first anniversary of the Closing Date.

          The obligations of the Shareholders to indemnify Parent pursuant hereto shall be secured by the rights of offset of Parent against the January 1999 Notes or Six-Month Notes, which shall constitute a non-exclusive source of funds for the satisfaction of the Shareholders' indemnification obligations to Parent, all pursuant to the provisions of this Agreement and the January 1999 Notes or Six-Month Notes.

     (d) Limitations on Claims.

          (i) Minimum Amount of Claims. Notwithstanding the foregoing, however, neither Parent nor the Shareholders shall be entitled to recover for any claims asserted hereunder until the aggregate amount which such party or group is entitled to recover for any claims asserted hereunder exceeds $10,000, after which such party or group shall be entitled to recover for all claims recoverable hereunder including those aggregating less than $10,000.

          (ii) Waiver and Release of Claims. The Shareholders acknowledge and agree that they have had an adequate opportunity to investigate the assets, business and prospects of Parent, its financial condition and results of operations, and all other factors relevant to the value of the Merger Consideration payable hereunder, and the Shareholders hereby release and forever discharge Parent and its directors, officers, employees, agents and representatives from any and all claims or causes of action arising out of any representations, warranties, statements, documents or information provided by any of the foregoing in connection with the Merger and the transactions contemplated hereby, except that the foregoing release and discharge shall not apply to the extent that any such party released and discharged hereunder is found by a court of competent jurisdiction to have (A) provided any representations, warranties, statements, documents or information in bad faith or (B) engaged in fraudulent conduct, which in either case results in damages to the Shareholders.

     (e) Indemnification Procedure.

          (i) If at any time a party entitled to indemnification hereunder (the "Indemnitee") shall receive notice of any facts that may result in a Loss, the Indemnitee shall promptly give written notice of the discovery of such potential or actual Loss (a "Notice of Claim") to the party obligated to provide indemnification (the "Indemnitor"). A Notice of Claim shall set forth (i) a brief description of the nature of the potential or actual Loss, and (ii) the total amount of Loss anticipated (including any costs or expenses which have been or may be reasonably incurred in connection therewith). Upon receipt of a Notice of Claim, the Indemnitor may elect to cure the Loss within thirty (30) days after the date of receipt of the Notice of Claim, or if such cure cannot be effected within such thirty (30) day period, diligently proceed to effect such cure. If such cure cannot be effected, payment of the amount of Loss due the Indemnitee as set forth in a Notice of Claim shall be made by the Indemnitor no later than the thirtieth
          (30th) day after the date of the Notice of Claim (or such later date as the Indemnitor receives written notice that an actual Loss has occurred) unless the Indemnitor objects to the Notice of Claim pursuant to subsection 9(e)(ii) or the provisions of subsection 9(e)(iii) are applicable thereto. The Indemnitee's failure to give prompt notice or to provide copies of documents or to furnish relevant data, shall not constitute a defense (in whole or in part) to any claim by the Indemnitee against the Indemnitor for indemnification, except and only to the extent that such failure shall have caused or increased such liability or adversely affected the ability of the Indemnitor to defend against or reduce its liability.

          (ii) If the Indemnitor shall object to any Loss as to which a Notice of Claim is sent by the Indemnitee, the Indemnitor shall give written notice of such objection to the Indemnitee within thirty (30) days after the date of receipt of the Notice of Claim. If the Indemnitor does not give written notice of any objections to the Notice of Claim to the Indemnitee within such 30-day period, then the Notice of Claim shall be deemed to be accepted by the Indemnitor. If the Indemnitor objects to the Notice of Claim by written notice to the Indemnitee within such 30-day period, then the Indemnitor and the Indemnitee will promptly meet to resolve any differences regarding the Notice of Claim. If any such differences are not resolved within thirty (30) days after delivery to the Indemnitee of the Indemnitor's written objections, then the parties hereto shall submit the dispute to binding arbitration in Minneapolis, Minnesota in accordance with the rules of the American Arbitration Association for a final determination. The cost of such arbitration will be borne by the parties in proportion to the amount by which the final amount of the Indemnitee's Loss or Losses as determined by the arbitrator differs from the respective parties' calculation of the Indemnitee's Loss or Losses as submitted by them to the arbitrator. The parties agree that the determination by such arbitrator will be binding upon the parties for all purposes.

          (iii) If any Notice of Claim relates to any claim made against an Indemnitee or by any third person, the Notice of Claim shall state the nature, basis and amount of such claim. The Indemnitor shall have the right, at its election, by written notice given to the Indemnitee, to assume the defense of the claim as to which such notice has been given. Except as provided in the next sentence, if the Indemnitor so elects to assume such defense, it shall diligently and in good faith defend such claim and shall keep the Indemnitee reasonably informed of the status of such defense, and the Indemnitee shall cooperate fully with the Indemnitor in the defense of such claim, provided that in the case of any settlement providing for remedies other than monetary damages for which indemnification is provided, the Indemnitee shall have the right to approve the settlement, which approval shall not be unreasonably withheld or delayed. If the Indemnitor does not so elect to defend any claim as aforesaid or shall fail to defend any claim diligently and in good faith (after having so elected), the Indemnitee may assume the defense of such claim and take such other action as it may elect to defend or settle such claim as it may determine in its reasonable discretion, provided that the Indemnitor shall have the right to approve any settlement, which approval will not be unreasonably withheld or delayed.

                                   SECTION 10

10. Miscellaneous Provisions.

     (a) Expenses. Except as otherwise provided in this Agreement, Parent will bear its own, and the Shareholders (and not Company) will bear their own, costs, fees and expenses in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including without limitation fees, commissions and expenses payable to brokers, finders, investment bankers, consultants, exchange or transfer agents, attorneys, accountants and other professionals, whether or not the transactions contemplated herein are consummated.

     (b) Amendment and Modification. Subject to applicable Law, this Agreement may be amended or modified by the parties hereto at any time prior to the Closing with respect to any of the terms contained herein; provided, however, that all such amendments and modifications must be in writing duly executed by Parent, Company and the Shareholders.

     (c) Waiver of Compliance; Consents. Any failure of a party to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by the party entitled hereby to such compliance, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No single or partial exercise of a right or remedy shall preclude any other or further exercise thereof or of any other right or remedy hereunder. Whenever this Agreement requires or permits the consent by or on behalf of a party, such consent must be given in writing in the same manner as for waivers of compliance.

     (d) No Third Party Beneficiaries. Nothing in this Agreement will entitle any person or entity (other than a party hereto and his, her or its respective successors and assigns permitted hereby) to any claim, cause of action, remedy or right of any kind.

     (e) Notices. All notices, requests, demands and other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given and effective:

          (i) on the date of delivery, if delivered personally;

          (ii) on the date of receipt if sent by reputable nationwide overnight courier; or

          (iii) on the date of transmission, if sent by facsimile, telecopy, telegraph, telex or other similar telegraphic communications equipment:

          If to Parent:

                     To:     VirtualFund.com, Inc.
                             7090 Shady Oak Road
                             Eden Prairie, MN 55344
                             Attention: Mel Masters
                             Fax No. (612) 943-8652

                     With a copy to:
                             VirtualFund.com, Inc.
                             7090 Shady Oak Road
                             Eden Prairie, MN  55344
                             Attention:  Sandra Ferrian
                             Fax No. (612) 943-3599
          or to such other person or address as Parent shall furnish to the other parties hereto in writing in accordance with this subsection.

          If to Company or to the Shareholders:

                     To:     TEAM Technologies
                             1025 Technology Parkway
                              Cedar Falls, IA 50613
                             Attention: Steve Fisher
                             Fax No. (319) 266-9385

          or to such other address as Company or the Shareholders shall furnish to the other parties hereto in writing in accordance with this subsection.

     (f) Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned (whether voluntarily, involuntarily, by operation of law or otherwise) by any of the parties hereto without the prior written consent of the other parties, provided, however, that Parent may assign this Agreement, in whole or in any part, and from time to time, to a wholly owned, direct or indirect, subsidiary of Parent, but any such assignment shall not relieve Parent of its obligations hereunder.

     (g) Governing Law. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the internal substantive laws of the State of Minnesota (without regard to the laws of conflict that might otherwise apply) as to all matters, including without limitation matters of validity, construction, effect, performance and remedies.

     (h) Jurisdiction. Each of the parties hereto hereby irrevocably consents to the exclusive jurisdiction of the state and federal courts located within Hennepin County, Minnesota, for the adjudication of any claim or controversy arising hereunder or in connection with the Merger or the transactions contemplated hereby, or for the enforcement of any judgment or award in arbitration relating to this Agreement, the Merger or the transactions contemplated hereby. Each such party hereby irrevocably waives any claim of forum non conveniens in connection with any claim or controversy venued in any of the courts referred to above.

     (i) Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     (j) Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     (k) Headings. The table of contents and the headings of the sections and subsections of this Agreement are inserted for convenience only and shall not constitute a part hereof.

     (l) Entire Agreement. The exhibits and other writings referred to in this Agreement or any such exhibit or other writing are part of this Agreement, together they embody the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement and together they are referred to as "this Agreement" or the "Agreement". There are no restrictions, promises, warranties, agreements, covenants or undertakings, other than those expressly set forth or referred to in this Agreement. This Agreement supersedes all prior agreements and understandings between the parties with respect to the transaction or transactions contemplated by this Agreement.

     (m) Injunctive Relief. It is expressly agreed among the parties hereto that monetary damages would be inadequate to compensate a party hereto for any breach by any other party of its covenants and agreements set forth herein. Accordingly, the parties agree and acknowledge that any such violation or threatened violation will cause irreparable injury to the other and that, in addition to any other remedies which may be available, such party shall be entitled to injunctive relief against the threatened breach of this Agreement or the continuation of any such breach without the necessity of proving actual damages and may seek to specifically enforce the terms of this Agreement.

     (n) Attorneys' Fees. The prevailing party or parties in any legal action commenced to (i) enforce the terms and conditions of this Agreement or (ii) recover damages or any other relief for the breach by another party or parties of this Agreement, shall be entitled to recover such prevailing party's or parties' reasonable attorneys' fees, including expenses of such attorneys, from the non-prevailing party or parties in any such legal action.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                        VIRTUALFUND.COM, INC.


                                        By:
                                              ------------------------------
                                        Title:
                                              ------------------------------


                                        VIRTUALFUND ACQUISITION CORP. I


                                        By:
                                              ------------------------------
                                        Title:
                                              ------------------------------



                                        K & R TECHNICAL SERVICES, INC.


                                        By:
                                              ------------------------------
                                        Title:
                                              ------------------------------



                                        ------------------------------------
                                        Steve Fisher



                                        ------------------------------------
                                        Mark Kittrell



                                        ------------------------------------
                                        Mark Stewart


                                        ------------------------------------
                                        Ranelle Bailiff

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

1. Merger......................................................................1
       (a) Merger; Surviving Corporation.......................................1
       (b) Articles of Incorporation...........................................1
       (c) Bylaws..............................................................1
       (d) Directors and Officers..............................................1
       (e) Closing.............................................................2
       (f) Effective Time......................................................2
       (g) Merger Consideration................................................2
       (h) Payment of Merger Consideration.....................................3
       (i) Surrender of Certificates Representing; Shares of Company
            Common Stock.......................................................3

2. Representations and Warranties of Company and the Shareholders..............3
       (a) Corporate Organization..............................................3
       (b) Capitalization......................................................4
       (c) Authorization.......................................................4
       (d) Non-Contravention...................................................4
       (e) Consents and Approvals..............................................5
       (f) Investment Representations..........................................5

3. Representations and Warranties of Company and the Principals................7
       (a) Disclosure Schedule.................................................7
       (b) Financial Statements................................................7
       (c) Loss Contingencies; Other Non-Accrued Liabilities...................7
       (d) Absence of Certain Changes..........................................8
       (e) Real Properties.....................................................8
       (f) Machinery, Equipment, Vehicles and Personal Property................9
       (g) Receivables and Payables............................................9
       (h) Intellectual Property Rights.......................................10
       (i) Litigation.........................................................10
       (j) Taxes..............................................................10
       (k) Insurance..........................................................11
       (l) Benefit Plans......................................................11
       (m) Bank Accounts; Powers of Attorney..................................13
       (n) Contracts and Commitments; No Default..............................13
       (o) Labor Matters......................................................14
       (p) Customers, Dealers and Suppliers...................................15
       (q) Permits and Other Operating Rights.................................15
       (r) Compliance with Law................................................15
       (s) Business Generally.................................................16
       (t) Hazardous Substances and Hazardous Wastes..........................16
       (u) Brokers............................................................17
       (v) Accuracy of Information............................................17

4. Representations and Warranties of Parent...................................17
       (a) Corporate Organization.............................................18
       (b) Authorization......................................................18

       (c) Non-Contravention..................................................18
       (d) Consents and Approvals.............................................18
       (e) Brokers............................................................19

5. Covenants..................................................................19
       (a) Agreements as to Specified Matters.................................19
       (b) Operational Covenants..............................................19
       (c) Conduct of Business................................................20
       (d) No Solicitation of Alternate Transaction...........................20
       (e) Full Access to Parent..............................................20
       (f) Confidentiality....................................................20
       (g) Filings; Consents; Removal of Objections...........................21
       (h) Further Assurances; Cooperation; Notification......................21
       (i) Supplements to Disclosure Schedule.................................21
       (j) Public Announcements...............................................21
       (k) Employment Contracts...............................................22
       (l) Employee and Benefit Matters.......................................22
       (m) Real Estate Matters................................................22
       (n) Tax Matters........................................................22
       (o) Personal Guarantee of Principals...................................23
       (p) Investment in CommonLine, Inc......................................23

6. Conditions to Obligation of Parent.........................................23
       (a) Representations and Warranties True................................23
       (b) Performance........................................................24
       (c) Required Approvals and Consents....................................24
       (d) Adverse Changes....................................................24
       (e) No Proceeding or Litigation........................................24
       (f) Opinion of Company's and the Shareholders'Counsel..................24
       (g) Certificates.......................................................24
       (h) Due Diligence......................................................24
       (i) Restructuring Transactions.........................................24
       (j) Employment Contracts...............................................24
       (k) Filing of Articles of Merger.......................................25
       (l) Release of Guarantees..............................................25
       (m) Notes with Affiliates and Principals...............................25
       (n) Evidence of Exercise of Stock Options..............................25

7. Conditions to Obligation of Company and the Shareholders...................25
       (a) Representations and Warranties True................................25
       (b) Performance........................................................25
       (c) Approvals..........................................................25
       (d) No Proceeding or Litigation........................................25
       (e) Certificates.......................................................25
       (f) Opinion of Parent Counsel..........................................26
       (g) Employment Contracts...............................................26

8. Termination and Abandonment................................................26
       (a) Methods of Termination.............................................26
       (b) Effect of Termination..............................................26

9. Survival and Indemnification...............................................27
       (a) Surviva............................................................27
       (b) Indemnification by Parent..........................................27
       (c) Indemnification by the Shareholders................................27
       (d) Limitations on Claims..............................................28
       (e) Indemnification Procedure..........................................28

10. Miscellaneous Provisions..................................................29
       (a) Expenses...........................................................29
       (b) Amendment and Modification.........................................30
       (c) Waiver of Compliance; Consents.....................................30
       (d) No Third Party Beneficiaries.......................................30
       (e) Notices............................................................30
       (f) Assignment.........................................................31
       (g) Governing Law......................................................31
       (h) Jurisdiction.......................................................31
       (i) Severability.......................................................31
       (j) Counterparts.......................................................31
       (k) Headings...........................................................31
       (l) Entire Agreement...................................................32
       (m) Injunctive Relief..................................................32
       (n) Attorneys'Fees.....................................................32

                                LIST OF EXHIBITS


NAME OF EXHIBIT                                             NUMBER OF EXHIBIT
---------------                                             -----------------

Plan of Merger                                              Exhibit 1(a)

Form of January 1999 Note                                   Exhibit 1(g)(i)

Form of Six-Month Note                                      Exhibit 1(g)(ii)

Certificate of Rights and Preferences                       Exhibit 1(g)(iii)

Promissory Notes from Principals                            Exhibit 3(w)(1)

Promissory Notes from Team Property Management              Exhibit 3(w)(2)

Operational Covenants                                       Exhibit 5(b)

Opinion of Company's Counsel                                Exhibit 6(f)

Opinion of Parent's Counsel                                 Exhibit 7(f)